Exhibit 10.22

FINANCIAL SERVICES AGREEMENT

This Financial Services Agreement ("Agreement") is made and is effective as of January 1, 2012 (the “Effective Date”), by and between Richfield Oil & Gas Company, a Nevada Corporation, 15 W. South Temple, Suite 1210, Salt Lake City, Utah 84101 (the “Company” or “Richfield”) and MacKov Investments Limited, 1554 Jarvie Crescent, Milton, Ontario, Canada L9T 5Z3 ("Contractor”).

RECITALS

A. WHEREAS Richfield has requested and Contractor has offered while residing in Canada to assist Richfield in managing its finances, maintaining its financial records and preparing certain financial reports.

B.  WHEREAS, Contractor is willing to make Glenn MacNeil (“MacNeil”) when available in Canada to render financial services contemplated hereunder but not in the capacity of an employee of Richfield while in Canada, for the purposes of this Agreement.

C. WHEREAS Richfield desires to enter into an Agreement pursuant to which Contractor would perform such services while located in Canada for Richfield upon the terms and subject to the conditions hereinafter provided.

D. NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledge, the parties hereby agree as follows:

FINANCIAL ADVISORY SERVICES

1.1
Upon the terms and subject to the conditions set forth in this Agreement, Contractor shall provide, perform, and complete the following financial advisory services ("Services") from Canada for Richfield in a proper and professional manner :

a)	Help assist in the preparation and completion of quarterly and annual financial statements, budgets, forecasts, financial reports, public filings, and related securities law compliance matters.

b)	Help direct financial strategy, planning and forecasts.

c)	Coordinate private and public placements of equity or securities in Canada.

d)	Study, develop, analyze and report on trends, opportunities and business planning for:
•	Capital expenditures
•	5 year Strategic Plans
•	Financing Company growth

e)	Help the Company identify its strengths, weaknesses, opportunities and threats.

f)	Build trust with investors and shareholders in financial reporting and make Canadian investor presentations as directed.

1.2	During the term of this agreement the Contractor shall report to the President/CEO and can be expected to spend an average of 80 to 120 hours per month on Richfield services in Canada.

COMPENSATION AND EXPENSE REIMBURSEMENT FEES

2.1 In consideration of Services, Richfield agrees to pay Contractor the following monthly fees:

(a)	Richfield agrees to pay Contractor a fee of US$138,000 per annum payable in monthly installments of US$11,500, payable in arrears on the last day of each month beginning January 31, 2012.

(b)
Richfield agrees to pay Contractor a monthly fixed allowance for time and travel of US$ 5,000 to cover travel expenses to/from Salt Lake City, Utah from Milton, Ontario and for Canadian office expenses including normal office supplies and Canadian telephone expenses payable in arrears on the last day of each month beginning January 31, 2012. From time to time, other ordinary out-of-pocket expenses may be incurred such as business entertainment and travel to other Canadian cities and etc. incurred by Contractor while rendering services hereunder and these business related expenses will be reimbursed, with receipts presented, and are considered to be in addition to the $5,000 monthly allowance, any single expense in excess of $500 shall be preapproved by the CEO

2.2 In addition the Company’s compensation committee may approve additional compensation, including but not limited to, stock incentive awards or cash bonus or other benefits to the Contractor.

TERM OF SERVICES

3.1 The term of this Agreement shall be for the period of time commencing on the Effective Date herein and continuing until December 31, 2012.

3.2 The Agreement maybe automatically extend for an additional twelve-month period, as mutually agreed upon, with additional compensation to be negotiated in good faith by the parties.

3.3. Either Party may terminate this Agreement upon 90 days written notice.  During the period for termination the Contractor will provide transitional services if requested by the Company.

Indemnification AND REPRESENTATIONS

4.1 Contractor agrees to indemnify, save harmless, and defend Richfield, their officers, agents, employees and servants against all damages, liability, claims, losses, and expenses (including attorneys’ fee) that may arise, or be alleged to have arisen, out of or in connection with the Services hereunder.

4.2 Richfield agrees to indemnify, save harmless, and defend Contractor against all damages, liability, claims, losses, and expenses (including attorneys’ fee) that may arise, or be alleged to have arisen, out of or in connection with the Services hereunder. In addition, it is acknowledged that Richfield holds insurance coverage that provides protection to the Contractor while carrying out the duties within this financial services agreement.

4.4 In performing the Services set forth in this Agreement, Contractor will have neither express nor implied power to execute agreements or contracts on behalf of Richfield or in any manner bind Richfield as to any matter not within the scope of this Agreement.

4.5 Contractor shall not be liable for any costs, damages, expenses, or losses of the Richfield or any other person or entity arising or resulting, directly or indirectly, from the failure of Contractor to perform any of the Services for Richfield hereunder or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of the Contractor's willful misconduct or gross negligence, in which event, Contractor's liability shall be limited to the equivalent of one month’s fees as stipulated in paragraph 2.1.(a) for such Services for the period in question.

4.6 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

MISCELLANEOUS

5.1 This Agreement may be terminated, amended or modified only by a written instrument signed by each of the parties hereto.

5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by email, or sent by overnight express or registered or certified mail or return receipt requested, and postage prepaid.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.  Any notice delivered personally, by email or by overnight express courier shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given five business days after it is sent to the intended recipient at the address set forth below.

5.3 A failure of any party to this Agreement to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision.  No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect or at any other time.  If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

5.4 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either or oral or written with respect thereto.

5.5 The parties to this Agreement agree to be bound by, all applicable federal, state, and local laws, orders, rules, and regulations, as they may be modified or amended from time to time.

5.6 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF UTAH.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Richfield Oil & Gas Company
15 West South Temple, Suite 1050
Salt Lake City, Utah 84101

By:	/s/ Douglas C. Hewitt Sr
Douglas Hewitt Sr, President & CEO

MacKov Investments Limited
1554 Jarvie Crescent
Milton, Ontario, Canada L9T 5Z3

By:	/s/ Glenn MacNeil
Glenn MacNeil, President